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                                                                 EXHIBIT(C)(28)
PRESS RELEASE

For Immediate Release
March 28, 1994

     Bethpage, New York. Grumman Corporation announced that today it had sent the attached letter to both Martin Marietta Corporation and Northrop Corporation.